Exhibit 10.25

BAKER HUGHES, A GE COMPANY EXECUTIVE SEVERANCE PROGRAM (As Adopted Effective January 1, 2019)

BAKER HUGHES, A GE COMPANY
EXECUTIVE SEVERANCE PROGRAM
(As Adopted, Effective January 1, 2019)
WHEREAS, Baker Hughes, a GE company, a corporation organized and existing under the laws of the State of Delaware (the “Sponsor”), recognizes that one of the most valuable assets of it and its affiliates is its and their key management executives;
WHEREAS, the Sponsor and its affiliates would like to provide severance benefits in the event that a key management executive is involuntarily terminated in certain circumstances;
WHEREAS, the Sponsor desires to establish the Baker Hughes, a GE company Executive Severance Program (the “Program”) as a new executive severance benefits program;
WHEREAS, the Program shall be a constituent benefit program maintained under the Baker Hughes Incorporated Welfare Benefits Plan, also known as the Baker Hughes, a GE company Welfare Benefits Plan; and
WHEREAS, effective January 1, 2019, the Program shall supersede any prior severance program or policy (formal or informal) of the Sponsor or its adopting affiliates covering eligible employees who are not yet in pay status;
NOW, THEREFORE, the Sponsor hereby establishes the Program, which shall be a constituent benefit program under the Baker Hughes, a GE company Welfare Benefits Plan, effective January 1, 2019.

BAKER HUGHES, A GE COMPANY
EXECUTIVE SEVERANCE PROGRAM
(As Adopted, Effective January 1, 2019)

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TABLE OF CONTENTS
(continued)

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BAKER HUGHES, A GE COMPANY
EXECUTIVE SEVERANCE PROGRAM
(As Adopted, Effective January 1, 2019)

1.	ESTABLISHMENT, OBJECTIVE AND DURATION
1.1    Establishment. Baker Hughes, a GE company, a Delaware corporation, hereby establishes a severance benefit program for certain designated employees to be known as the “Baker Hughes, a GE company Executive Severance Program” (the “Program”) effective January 1, 2019. Effective January 1, 2019, the Program supersedes any severance plan, program or policy (formal or informal) maintained by the Company (defined below) or any of its Affiliates (defined below) covering eligible employees to the extent they are not then in pay status, and, effective January 1, 2019, any such severance plan, program or policy, to the extent superseded, is hereby terminated.
1.2    Objective. The Program is designed to attract and retain certain designated employees of the Company (defined below) and to provide replacement income if their employment is terminated because of Involuntary Terminations.
1.3    Duration. The Program, as it may be amended by the Board (defined below) from time to time, shall remain in effect until the Board terminates the Program.

2.	DEFINITIONS
2.1    Capitalized Terms. Whenever used in this Program, the following capitalized terms in this Section 2.1 shall have the meanings set forth below:
“Administrative Committee” means the administrative committee appointed by the Compensation Committee of the Board for the employee benefit plans of the Sponsor and its subsidiaries.
“Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Sponsor or General Electric Company.
“Base Compensation” means a Participant’s base salary or wages (as defined in section 3401(a) of the Code for purposes of federal income tax withholding) from the Company, measured on an annual basis, modified by including any portion thereof that such Participant could have received in cash in lieu of (i) any elective deferrals made by the Participant pursuant to the Baker Hughes, a GE company Supplemental Retirement Plan or other nonqualified deferred compensation plan or (ii) elective contributions made on his or her behalf by the Company pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code and any elective contributions under a cafeteria plan described in section 125 of the Code, and modified further by excluding any bonus, incentive compensation, commissions, expense reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation (other than elective contributions to the Company’s qualified cash or deferred arrangement described in section 401(k) of the Code), welfare benefits as defined in ERISA (whether or not such welfare benefits are subject to ERISA), overtime pay, special performance compensation amounts and severance compensation. A Participant’s Base Compensation shall be based upon the amount of his or her applicable pay amounts in effect immediately prior to his or her Employment Termination Date. To the extent that any laws applicable in the jurisdiction where the Participant is employed requires that Base Compensation include additional elements, then such applicable laws shall govern.
“Benefits” means the severance benefits a Participant is entitled to receive pursuant to Section 4 hereof. Other benefits as specified in Section 5 are not considered severance benefits for purposes of the Program.
“Board” means the Board of Directors of the Sponsor.
“Cause” means (i) unacceptable performance by the Participant or (ii) a violation by the Participant of any of the Company’s rules or policies, including, but not limited to, any breach of restrictive covenants; in the case of either (i) or (ii), as determined by the Company in its sole discretion. To the extent that any laws applicable in the jurisdiction where the Participant is employed requires a different definition of “Cause”, then such definition under applicable laws shall govern.
“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor act.
“Company” means the Sponsor or an Affiliate that adopts the Program pursuant to the provisions of Section 14.
“Continuous Service” for purposes of the Program, means a Participant’s service for the Company and Affiliates commencing on his or her most recent date of hire by the Company, an Affiliate, Baker Hughes, a GE company, LLC (previously, Baker Hughes Incorporated) or GE O&G (within the meaning of the Transaction Agreement and Plan of Merger dated as of October 30, 2016, among General Electric Company, Baker Hughes Incorporated, Bear Newco, Inc. and Bear MergerSub, Inc.) and ending on the date of the complete severance of the Participant’s employment relationship with the Company or an Affiliate without a contemporaneous transfer to the employ of the Company or any Affiliate. For purposes of computing a Participant’s “Continuous Service” hereunder, a Participant will not be treated as having a new date of hire if he is directly transferred from the employ of the Company or an Affiliate to the employ of an Affiliate or the Company. A Participant’s “Continuous Service” hereunder that is attributable to service in connection with the GE O&G business shall be computed by the Plan Administrator based upon service records supplied by General Electric Company or its delegate.

“Employment Termination Date” means the date on which the employment relationship between the Participant and the Company is terminated due to an Involuntary Termination.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, or any successor act.
“Governmental Authority” means the United States or any state, provincial, local or foreign government, or any subdivision, agency, commission or authority thereof, any quasi-governmental or multinational organization or authority, self-regulatory organization, or any court, arbitrator, tribunal or mediator.
“Involuntary Termination” means the complete severance of a Participant’s employment relationship with the Company (i) because the Participant’s position is eliminated; (ii) because the Participant and the Company agree to the Participant's resignation of his or her position at the request of the Company; (iii) which occurs in conjunction with, and during the period that begins 90 days before and ends 180 days after, an acquisition, merger, spin-off, reorganization (either business or personnel), facility closing or a discontinuance of the operations of the division(s) in which the Participant is employed; (iv) because the Company terminates the Participant’s employment for a reason other than for Cause; or (v) for any other reason which is deemed an Involuntary Termination by the Plan Administrator. An Involuntary Termination does not include (i) a termination of employment for Cause; (ii) a transfer of employment from one Company to another Company or an Affiliate, or a transfer of employment to a venture or entity in which the Company or an Affiliate has any equity interest; (iii) a temporary absence, such as a Family and Medical Leave Act leave or a temporary layoff in which a Participant retains entitlement to re-employment; (iv) the Participant’s death, disability or retirement; or (v) a voluntary termination of employment by the Participant.
“Month of Base Compensation” means Base Compensation divided by 12.
“Month of Continuous Service” means 30 days of Continuous Service.
“Participant” means an individual who is (i) employed in the services of the Company, (ii) classified by the Company as an officer or senior executive band or executive band, and (iii) eligible to participate in the Program under Section 3.
“Program” means the Baker Hughes, a GE company Executive Severance Program, as amended from time to time.
“Plan Administrator” means the Sponsor, acting through its delegates. Such delegates shall include the Administrative Committee, and any individual Plan Administrator appointed by the Board with respect to the employee benefit plans of the Sponsor and its Affiliates, each of which shall have the duties and responsibilities assigned to it from time to time by the Board. As used in the Program, the term “Plan Administrator” shall refer to the applicable delegate of the Sponsor as determined pursuant to the actions of the Board.

“Separation and Release Agreement” means the agreement which a Participant is required to execute and deliver in order to receive the Benefits. The Chief Human Resources Officer of the Sponsor or his or her designee may adopt more than one form of the Separation and Release Agreement to comply with or take into account the laws of different jurisdictions or to take into account individual circumstances.
“Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.
“Separation From Service” has the meaning ascribed to that term in Section 409A.
“Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A.
“Sponsor” means Baker Hughes, a GE company, a Delaware corporation.
“Year of Continuous Service” means 12 Months of Continuous Service.
2.2    Number and Gender. As used in the Program, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of the Program.
2.3    Headings. The headings of Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Program, the text shall control.

3.	ELIGIBILITY
To be eligible to receive Benefits under the Program, an individual must (i) be a common law employee of the Company; (ii) be classified by the Company as an officer of the Company or senior executive band or executive band; (iii) have executed the Company’s executive agreement or any other applicable employment agreement containing intellectual property assignment, confidentiality, non-competition and/or non-solicitation provisions; (iv) have at least six (6) Months of Continuous Service; (v) incur an Involuntary Termination; and (vi) execute and deliver to the Plan Administrator a Separation and Release Agreement provided to the Participant by the Plan Administrator by the deadline specified by the Plan Administrator. An individual who is classified by the Company as an independent contractor is not eligible to participate in the Program (even if he or she is subsequently reclassified by a Governmental Authority as a common law employee of the Company and the Company acquiesces to the reclassification).
An individual who otherwise meets the eligibility criteria of the Program shall not be eligible for Benefits under the Program, if, as determined in the sole discretion of the Plan Administrator: (1) the individual dies, retires, quits, resigns or otherwise abandons his or her job before the date the Company designates in his or her Separation and Release Agreement as his or her separation date, unless the Company approves in writing an earlier separation date or the Company approves in writing a voluntary resignation on an earlier date; (2) the Company terminates the employment of the individual for Cause; (3) the individual accepts another position with the Company or an Affiliate in connection with or following the individual’s termination from the individual’s current position; or (4) the termination of the Program.

4.	BENEFITS
The Company shall provide a Participant who has satisfied the eligibility requirements of Section 3 the Benefit described below. No Benefit will be deemed to have accrued prior to a Participant’s Employment Termination Date, and a Participant will have no vested rights to any Benefits until the occurrence of an Involuntary Termination.
(a)    Benefits Measured With Reference to Base Compensation.
The provisions of this paragraph (a) of this Section 4 apply in the case of a Participant who is employed primarily in the United States.
Subject to Section 8.1, if the Participant is classified by the Company as an officer immediately prior to his or her Employment Termination Date, and has at least two Years of Continuous Service, the amount of the Participant’s Benefit shall be equal to 12 Months of Base Compensation.
Subject to Section 8.1, if the Participant is classified by the Company as senior executive band immediately prior to his or her Employment Termination Date, and has at least two Years of Continuous Service, the amount of the Participant’s Benefit shall be equal to 9 Months of Base Compensation.
Subject to Section 8.1, if the Participant is classified by the Company as executive band immediately prior to his or her Employment Termination Date, and has at least two Years of Continuous Service, the amount of the Participant’s Benefit shall be equal to 6 Months of Base Compensation.
An eligible employee who has at least six Months of Continuous Service but less than two Years of Continuous Service shall be entitled to receive one-half of the Benefit described above.
The Company reserves the right to and may enhance a Participant’s severance pay, in writing, in its sole discretion and without an amendment to the Program, and may provide for other forms of severance pay or severance benefits.
(b)    Outplacement Benefits.
The provisions of this paragraph (b) of this Section 4 apply in the case of a Participant who is not employed primarily outside of the United States.
An eligible employee who executes and does not later revoke the Separation and Release Agreement and who otherwise meets the terms and conditions of the Program shall be entitled to receive outplacement services with a company designated by the Company in an amount (if any) and for the duration designated by the Company.
(c)    Participants Employed Primarily Outside of the United States.
Notwithstanding the foregoing provisions of this Section 4, the Company shall provide a Participant who is employed primarily outside of the United States such Benefit as the Plan Administrator determines taking into consideration any prohibitions or restrictions and any statutorily mandated severance benefits applicable to the Participant, with the intent of providing such Participant Benefits that are generally comparable to the Benefits provided to Participants who are employed primarily in the United States. It is the express intent of the Company that any Benefit paid to such a Participant will be in lieu of any statutorily-mandated severance benefits.
(d)    Additional Discretionary Benefits.
The Company reserves the right to and may enhance a Participant’s severance pay, in writing, in its sole discretion and without an amendment to the Program, and may provide for other forms of severance pay or severance benefits.

5.	OTHER BENEFIT PROGRAMS; RETURN OF COMPANY PROPERTY
5.1    Other Benefit Programs.
The Company will pay the Participant, or cause the Participant to be paid, any other compensation and employee benefits to which he is entitled in accordance with the terms of the applicable compensation and employee benefit arrangements. Nothing in this Section 5.1 shall be construed to mean that a Participant is entitled to any benefits under any particular compensation or employee benefit arrangement.
5.2    Return of Company Property.
No later than the Participant’s Employment Termination Date (unless the Plan Administrator agrees otherwise in writing), the Participant shall return to the Company any Company-owned property, including, but not limited to, credit cards, documents, files, computers, cellular telephones, personal digital assistants and any other company property of any kind or nature, in Participant’s possession as of his or her Employment Termination Date.

6.	TIME OF BENEFITS PAYMENTS
If the Participant is not a Specified Employee and the Participant has timely signed and delivered to the Plan Administrator the Separation and Release Agreement furnished to the Participant by the deadline established by the Plan Administrator, the Company shall pay the Participant the cash Benefits described in clause (a) of Section 4 in a single sum cash payment on the date that is 90 days after the date of the Participant’s Separation From Service. A Participant will not be permitted to specify the year in which his or her payment will be made. If the Participant is a Specified Employee and the Participant has timely signed and delivered to the Plan Administrator the Separation and Release Agreement furnished to the Participant by the deadline established by the Plan Administrator, the Company shall pay the Participant the cash Benefits described in clause (a) of Section 4 in a single sum cash payment on the date that is six months after the date of the Participant’s Separation From Service. Whether the Participant is or is not a Specified Employee, the Participant will not be paid the cash Benefits described in clause (a) of Section 4, and the Participant shall forfeit any right to such payments, unless (i) the Participant has signed and delivered to the Plan Administrator the Separation and Release Agreement furnished to the Participant and (ii) the period for revoking such Separation and Release Agreement shall have expired (in the case of both clause (i) and clause (ii)) prior to the earlier of the deadline established by the Plan Administrator or the applicable payment date (the date that is 90 days after the Participant’s Separation From Service if the Participant is not a Specified Employee or the date that is six months after the date of the Participant’s Separation From Service if the Participant is a Specified Employee).

7.	WITHHOLDING
The Company may withhold from any Benefits paid under the Program all foreign, federal, and state and local income taxes required to be withheld, and all employment taxes required to be withheld; provided that no taxes shall be withheld before Benefits are otherwise scheduled to be paid under the Program.

8.	REDUCTION FOR OTHER SEVERANCE BENEFITS; STATUTORY SEVERANCE NON-EXCLUSIVITY OF RIGHTS
8.1    Reduction for Other Severance Benefits; Statutory Severance. The amount of the Benefits to which a Participant is otherwise entitled under the Program shall be reduced by the amount, if any, of any other severance payments payable to the Participant by the Company under any other plan, program or individual contractual arrangement.
8.2    Coordination of Benefits With Statutory Notice and Statutory Severance/Indemnity Rights. If any benefits obligations and/or notices are required to be given or paid to a Participant in conjunction with severance of employment under the laws of the country where the Participant is employed, or under applicable federal, state or local law, the Benefits paid to the Participant will be coordinated with such amounts so that there is no duplication of benefits. To the extent that a Participant becomes or will become entitled to payment in the form of notice of termination or indemnity/severance benefits by virtue of the application of applicable law, then the amount of the Benefits to which a Participant is otherwise entitled under the Program shall be reduced by the amount of such payment or future payment.
8.3    Non-Exclusivity of Rights. Nothing in the Program shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the Company or any of its subsidiaries, except as otherwise provided in Section 8.1. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company or any of its Affiliates shall be payable in accordance with such plan or program.

9.	DEATH OF PARTICIPANT
If a Participant dies after his or her Employment Termination Date but before the Participant receives full payment of the cash Benefits to which he is entitled, any unpaid Benefits will be paid to the Participant’s surviving spouse, or if the Participant does not have a surviving spouse, to the Participant’s estate. Such payment shall be made within 90 days after the death of the Participant.

10.	UNFUNDED ARRANGEMENT
The Program is only a general corporate commitment of the Company, and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder. Under all circumstances, the rights of Participants to any asset held by the Company will be no greater than the rights expressed in the Program. Nothing contained in the Program shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any Benefit under the Program or would place the Participant in a secured position ahead of general creditors of the Company. The Participants are only unsecured creditors of the Company with respect to their Benefits, and the Program constitutes a mere promise by the Company to make Benefit payments in the future. No specific assets of the Company have been or shall be set aside, or shall in any way be transferred to a trust or shall be pledged in any way for the performance of the Company's obligations under the Program which would remove such assets from being subject to the general creditors of the Company. To the extent that any applicable laws governing Participants employed outside the United States require otherwise, then such applicable laws shall govern.

11.	ADMINISTRATION OF THE PROGRAM
11.1    Plan Administrator. The Sponsor shall be the “plan administrator” and the “named fiduciary” for purposes of ERISA. The Program shall be administered by Plan Administrator.
11.2    Self-Interest of Administrative Committee Members. No member of the Administrative Committee shall have any right to vote or decide upon any matter relating solely to himself or herself under the Program or to vote in any case in which his or her individual right to claim any benefit under the Program is particularly involved. In any case in which the any Administrative Committee member is so disqualified to act, the other members of the Administrative Committee shall decide the matter in which the Administrative Committee member is disqualified.
11.3    Compensation and Bonding. No members of the Administrative Committee shall receive compensation with respect to his or her services on the Administrative Committee. To the extent required by applicable law, or required by the Company, no member of the Administrative Committee shall furnish bond or security for the performance of his or her duties hereunder.
11.4    Plan Administrator Powers and Duties. The Plan Administrator shall supervise the administration and enforcement of the Program according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

(a)    to make rules, regulations, and bylaws for the administration of the Program that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Program and the rules and regulations promulgated thereunder by the Plan Administrator;
(b)    to construe in its discretion all terms, provisions, conditions, and limitations of the Program;
(c)    to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Program in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Program;
(d)    to employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Plan Administrator may deem necessary or advisable for the proper and efficient administration of the Program;
(e)    to determine in its discretion all questions relating to eligibility to become Participants;
(f)    to determine whether and when a Participant has incurred an Involuntary Termination; and
(g)    to make a determination in its discretion as to the right of any individual to a Benefit under the Program and to prescribe procedures to be followed by Participants, former Participants or beneficiaries in obtaining Benefits hereunder.
11.5    Standard of Judicial Review of Plan Administrator Actions. The Plan Administrator has full and absolute discretion in the exercise of each and every aspect of its authority under the Program, including without limitation, the authority to determine any person’s right to a Benefit under the Program. Notwithstanding any provision of law or any explicit or implicit provision of this document, any action taken, or ruling or decision made, by the Plan Administrator in the exercise of any of its powers and authorities under the Program shall be final and conclusive as to all parties other than the Sponsor, including without limitation all Participants, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Plan Administrator shall be subject to de novo review in any judicial proceeding or arbitration; and no final action, ruling, or decision of the Plan Administrator may be set aside unless it is held to have been arbitrary and capricious by a court or arbitrator having jurisdiction with respect to the issue.
11.6    Reliance Upon Documents, Instruments, etc. The Plan Administrator may rely upon any certificate, statement or other representation made by or on behalf of the Company, any employee or any Participant, which the Plan Administrator in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or the Company in connection with the operation and administration of the Program.

12.	AMENDMENT AND TERMINATION
The Board or the Compensation Committee of the Board shall have the right to amend or terminate the Program, in whole or in part, for any reason. Notwithstanding the foregoing, to the extent laws applicable to a Participant who is employed outside the United States prohibit the amendment or termination of the Program with respect to the Participant, then such laws shall govern.

13.	CLAIMS REVIEW PROCEDURES; CLAIMS APPEALS PROCEDURES
13.1    Claims Review Procedures. When a Benefit is due, the Participant (or the person entitled to Benefits under Section 9) should submit a claim to the office designated by the Plan Administrator to receive claims. Under normal circumstances, the Plan Administrator will make a final decision as to a claim within 60 days after receipt of the claim. If the Plan Administrator notifies the claimant in writing during the initial 60‑day period, it may extend the period up to 120 days after the initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Plan Administrator must notify the claimant in writing, and the written notice must set forth in a manner calculated to be understood by the claimant:
(a)    the specific reason or reasons for the denial;
(b)    specific reference to the Program provisions on which the denial is based;
(c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    an explanation of the Program claims review procedures and time limits, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
If a decision is not given to the Participant within the claims review period, the claim is treated as if it were denied on the last day of the claims review period.
13.2    Claims Appeals Procedures. For purposes of this section the Participant or the person entitled to Benefits under Section 9 are referred to as the “claimant”). If the claim of the claimant made pursuant to Section 13.1 is denied and he wants a review, he must apply to the Plan Administrator in writing. That application can include any arguments, written comments, documents, records, and other information relating to the claim for benefits. In addition, the claimant is entitled to receive on request and free of charge reasonable access to and copies of all information relevant to the claim. For this purpose, “relevant” means information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Program’s administrative procedures and safeguards for assuring and verifying that Program provisions are applied consistently in making benefit determinations. The Plan

Administrator must take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. The claimant may either represent himself or herself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Plan Administrator can schedule any meeting with the claimant or his or her representative that it finds necessary or appropriate to complete its review.
The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Plan Administrator must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the Plan Administrator notifies the claimant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. All decisions of the Plan Administrator must be in writing and must include the specific reasons for its action, the Program provisions on which its decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.
Within 60 days of receipt by a claimant of a notice denying a claim under the preceding paragraph, the claimant or his or her duly authorized representative may request in writing a full and fair review of the claim by the Plan Administrator. The Plan Administrator may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Plan Administrator shall make a decision promptly, and not later than 60 days after the Program’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Program provisions on which the decision is based.

14.	PARTICIPATION IN THE PROGRAM BY AFFILIATES
14.1    Adoption Procedure.
(a)    Each Affiliate shall participate in the Program and shall be bound by all the terms, conditions and limitations of the Program except to the extent that an Affiliate specifically determines by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity (approved by the board of directors or noncorporate counterpart of the Affiliate) to reject participation in the Plan and the Affiliate gives the Sponsor written notice of its rejection of participation in the Plan within 30 days after such determination. The Plan Administrator and the Affiliate may agree to incorporate specific provisions relating to the operation of the Program that apply to the Affiliate. Each Affiliate that does not reject participation in the Plan shall be conclusively presumed to have adopted the Plan.
(b)    The provisions of the Program may be modified so as to increase the obligations of an adopting Affiliate only with the consent of such Affiliate, which consent shall be conclusively presumed to have been given by such Affiliate unless the Affiliate gives the Sponsor written notice of its rejection of the amendment within 30 days after the adoption of the amendment.
(c)    The provisions of the Program shall apply separately and equally to each adopting Affiliate and its employees in the same manner as is expressly provided for the Sponsor and its employees, except that the power to appoint or otherwise affect the Plan Administrator and the power to amend or terminate the Program shall be exercised by the Sponsor. The Plan Administrator shall act as the agent for each Affiliate that adopts the Program for all purposes of administration thereof.
(d)    Any Affiliate may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Program. Moreover, the Plan Administrator may, in its discretion, terminate an Affiliate’s participation in the Program at any time.
(e)    The Program will terminate with respect to any Affiliate if the Affiliate ceases to be an Affiliate or revokes its adoption of the Program by resolution of its board of directors or noncorporate counterpart evidenced by a written instrument executed by an authorized officer of the Affiliate. If the Program terminates with respect to any Affiliate, the employees of that Affiliate will no longer be eligible to be Participants in the Program.
(f)    The Program as maintained by the Affiliates shall constitute a single Program rather than a separate Program of each Affiliate.
14.2    No Joint Venture Implied. The document which evidences the adoption of the Program by an Affiliate shall become a part of the Program. However, neither the adoption of the Program by an Affiliate nor any act performed by it in relation to the Program shall ever create a joint venture or partnership relation between it and any other Affiliate.

15.	MISCELLANEOUS
15.1    Program Not an Employment Contract. The adoption and maintenance of the Program is not a contract between the Company and its employees that gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Company to terminate an employee’s employment at any time with or without notice and with or without cause or to interfere with an employee's right to terminate his or her employment at any time.
15.2    Alienation Prohibited. No Benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a

Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the Benefits hereunder prior to payment thereof shall be void.
15.3    Return of Benefits. An eligible employee shall be required to return to the Company all severance pay and benefits (or portion thereof) that the Company paid by mistake of fact, mistake of law, or contrary to the terms of the Program. The Company shall have all remedies available at law for recovery of such amounts.
15.4    Reemployment. In the event the Company reemploys an eligible employee while the eligible employee is receiving severance pay or benefits under the Program, severance pay and benefits shall cease as of his or her reemployment date.
15.5    No Modifications of the Program Other Than by Amendment. No employee, officer or director of the Company has the authority to alter, vary or modify the terms of the Program, other than the Sponsor by means of an authorized written amendment. No verbal or written representation contrary to the terms of the Program and its written amendments shall be binding upon any person or entity.
15.6    Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.
15.7    Binding Effect. This Agreement shall be binding upon any successor of the Company.
15.8    Arbitration. This Section relates solely to disputes involving claimants who reside in the United States. Any controversy arising out of or relating to the Program, including without limitation, any and all disputes, claims (whether in contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Program, (a “Covered Claim”) shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules (“Rules”) of the American Arbitration Association (the “AAA”) in effect at the initiation of the arbitration. All Covered Claims shall be arbitrated on an individual basis and the Participant, or person claiming through the Participant shall not have any right or authority to assert or pursue any Covered Claims as a class action or derivative action of any sort. In addition, notwithstanding anything to the contrary in the Rules (including Rule 12 entitled “Grouping of Claims for Hearing” or this rule’s successor), a Covered Claim by one Participant, or person claiming through the Participant, shall not be grouped or consolidated with a Covered Claim by another Participant, or person claiming through the Participant, in a single proceeding. No arbitration proceeding relating to the Program may be initiated by either the Employer or the Participant, or person claiming through the Participant unless the claims review and appeals procedures specified in Section 13 have been exhausted. The arbitration shall be administered by the AAA. Three arbitrators shall hear and determine the controversy. Within 20 business days of the initiation of an arbitration hereunder, the Employer and the Participant, or person claiming through the Participant will each separately designate an arbitrator, and within 20 business days of such selection, the appointed arbitrators will appoint a neutral arbitrator from the panel of AAA National Panel of Employee Benefit Plan Claims Arbitrators. All arbitrators shall be impartial and independent. The award (including a statement of finding of facts) shall be made promptly and no later than 45 days from the date of closing the hearings or, if the hearing has been on documents only, from the date of transmittal of the final statements and proofs to the arbitrator. The arbitrators shall have the power to rule on their own jurisdiction, including any objections with respect to the existence, scope, or validity of the arbitration agreement or to the arbitrability of any claim or counterclaim, including a Covered Claim. The decision of the arbitrators selected hereunder will be final and binding upon both parties, and judgment on the award may be entered in any court having jurisdiction. This arbitration provision is expressly made pursuant to, and shall be governed by, the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Nothing in this Section 15.8 shall be construed to, in any way, limit the scope and effect of Section 11. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Committee under Section 11.
15.9    Contractual Statute of Limitations for Benefit Claims Disputes. This Section relates solely to disputes involving claimants who reside in the United States. Without limiting Section 15.8, a claimant may not bring any action (whether litigation or arbitration) pertaining to a claim for benefits under the Program following the earlier of the date that is (1) 365 days after the final denial of his or her claim for benefits, or (2) the expiration of the limitations period under Texas contract law (the applicable limitations period under ERISA).
15.10    Venue. This Section relates solely to disputes involving claimants who reside in the United States. Without limiting Section 15.8, venue for litigation or arbitration concerning any dispute relating to a claim for benefits under the Program or any claim of breach of fiduciary duty under ERISA with respect to the Program will be in Harris County, Texas, and in the event of litigation, in the United States District Court for the Southern District of Texas (Houston Division).
15.11    Governing Law. All provisions of the Program shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law or other country law and except to the extent that the conflicts of law provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply.

IN WITNESS WHEREOF, the Sponsor has caused this instrument to be executed by its duly authorized officer this 2nd day of August, 2018.

BAKER HUGHES, A GE COMPANY By: /s/ Harry Elsinga Title: Chief Human Resources Officer